Exhibit 10.17
Alnylam Pharmaceuticals, Inc.
2011 Annual Incentive Program
Summary Description
     In February 2011, the Compensation Committee of the Board of Directors (the “Board”) of Alnylam Pharmaceuticals, Inc. (“Alnylam” or the “Company”) established the 2011 Annual Incentive Program (the “Bonus Plan”) to incent and reward eligible leadership employees based upon their performance relative to pre-established 2011 corporate and individual goals and objectives, and retain company leadership by establishing an important element of Alnylam’s total rewards package consistent with Alnylam’s compensation philosophy and operating strategy.
Eligibility
     Members of Alnylam’s Leadership Team, as defined by Alnylam’s Chief Executive Officer, including the Chief Executive Officer, President and Chief Operating Officer, Chief Business Officer, Chief Scientific Officer, General Counsel, Vice Presidents, and Directors and equivalent level leadership team members , who are employed by the Company both before July 1, 2011 and on December 31, 2011 (collectively, “Plan Participants”) are eligible to receive an annual cash bonus (a “Bonus Award”) based upon achievement of individual and corporate goals and objectives for 2011. The Compensation Committee may, in its discretion, include employees who join the Company after July 1, 2011 as Plan Participants. Bonus Awards for Plan Participants who have been employed with the Company for less than one year as of December 31, 2011 may be pro-rated by the Compensation Committee, in its discretion.
Goals
     The corporate goals for 2011 were proposed by the Company’s executive officers and approved by the Board. Bonus Awards for the Company’s executive officers will be based entirely upon achievement of the corporate goals. Individual objectives for Plan Participants who are not executive officers were approved by the Company’s Chief Executive Officer.
Awards
     Under the Bonus Plan, each Plan Participant has an established target award, as set forth in the table below, representing a percentage of the Plan Participant’s base salary for 2011 (a “Target Award”). Each Bonus Award will range from 0% to 100% of a Plan Participant’s Target Award (capped at 100%), thus making each Plan Participant’s Target Award the maximum Bonus Award achievable in 2011.

2011 Annual Incentive Program Target Awards
Target Award
Band	(% of Base Salary)
Chief Executive Officer	60%
President and Chief Operating Officer	50%
Senior Vice President	35%
Vice President	30%
Senior Director/Director	20%
Associate Director	15%

     Bonus Awards under the Bonus Plan, if any, will be determined by first establishing a bonus pool (the “Bonus Pool”). The Bonus Pool will be calculated by (1) adding each Plan Participant’s Target Award and then (2) multiplying that sum by a modifier established by the Compensation Committee that is based on the Company’s performance as measured against the 2011 corporate goals (the “Corporate Performance Level”). The Corporate Performance Level will range from 0% to 100%; provided, however, that if the Corporate Performance Level for 2011 falls below a threshold of 50%, no Bonus Awards will be made under the Bonus Plan.
     The Bonus Pool will then be allocated among the Plan Participants based on each Plan Participant’s band and salary (as reflected by their Target Award level) and (i) with respect to Plan Participants who are executive officers, the Corporate Performance Level, as well as each executive officer’s contributions to achievement of the 2011 corporate goals, and (ii) with respect to all other Plan Participants, performance against their individual objectives for 2011 and contributions to achievement of the corporate goals. The Compensation Committee retains the discretion under the Bonus Plan to increase or decrease any Bonus Award and/or the Bonus Pool as it deems appropriate.
     In December 2011, the Compensation Committee will evaluate the Company’s performance against the established corporate goals, as well as the individual performance and contributions of the Plan Participants, establish the Bonus Pool and determine the amount of the Bonus Awards, if any, to be granted under the Bonus Plan. Any Bonus Awards granted to Plan Participants under the Bonus Plan will be made in cash and are expected to be paid in January 2012.
Administration; Amendment
     The Bonus Plan is administered by the Compensation Committee. The Compensation Committee has full power and authority to interpret and make all decisions regarding the Bonus Plan, and its decisions and interpretations are final and binding on all Plan Participants. The Compensation Committee or the full Board may amend the Bonus Plan in any manner at any time without the consent of any Plan Participant.